                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement of St. Joseph Capital Corporation on Form S-8 (Registration No. 333-14999) dated October 29, 1996, relative to the St. Joseph Capital Bank 401(k) Plan, of our reports, dated February 19, 1999 on the consolidated financial statements of St. Joseph Capital Corporation as of December 31, 1998, 1997 and 1996 and for the years ended December 31, 1998, 1997 and for the period from February 29, 1996 (date of inception) to December 31, 1996, included in St. Joseph Capital Corporation's Annual Reports on Form 10-KSB for 1998.



                                               /s/ Crowe, Chizek and Company LLP
                                               Crowe, Chizek and Company LLP

South Bend, Indiana
March 25, 1999














                                       60